Exhibit 21.1

CONFIDENTIAL TREATMENT REQUESTED BY JUSHI HOLDINGS INC. PURSUANT TO 17 C.F.R. SECTION 200.83

Subsidiaries

The following are our majority-owned subsidiaries as of December 31, 2021:

NAME	State or Country of Incorporation	Ownership Percentage
Jushi Inc	Delaware	100%
Agape Total Health Care Inc.	Pennsylvania	100%
Bear Flag Assets, LLC and its wholly owned Subsidiary GSG SBCA, Inc	California	100%
Beyond Hello IL Holdings, LLC and its wholly owned subsidiary Beyond Hello IL, LLC	Illinois	100%
Beyond Hello CA, LLC	California	100%
Franklin Bioscience - Penn LLC and its wholly owned subsidiaries	Pennsylvania	100%
JMGT, LLC	Florida	100%
JREH, LLC and its wholly owned subsidiaries	Delaware	100%
Jushi GB Holdings, LLC	California	100%
Milkman, LLC	California	~78%
Jushi IP, LLC	Delaware	100%
Jushi MA, Inc.	Massachusetts	100%
Jushi OH, LLC and its wholly owned subsidiaries	Ohio	100%
Jushi PS Holdings, LLC and its wholly owned subsidiary, Organic Solutions of the Desert LLC	California	100%
Jushi VA, LLC and its wholly owned subsidiary Dalitso, LLC	Virginia	100%
Mojave Suncup Holdings, LLC and its wholly owned subsidiary, Production Excellence, LLC	Nevada	100%
Production Excellence, LLC and its wholly owned subsidiary Franklin Bioscience NV LLC	Nevada	100%
Northeast Venture Holdings, LLC and its wholly owned subsidiary, Pennsylvania Dispensary Solutions, LLC	Pennsylvania	100%
PASPV Holdings, LLC and its wholly owned subsidiary, Pennsylvania Medical Solutions LLC	Pennsylvania	100%
Sound Wellness Holdings, Inc. and its wholly owned Subsidiaries	Delaware	100%
Jushi Europe SA and its wholly owned subsidiary JPTREH LDA (Portugal)	Switzerland	51%

Certain subsidiaries have been omitted since, in the aggregate, they do not represent a significant subsidiary.